Exhibit 99.1

PRESS RELEASE
IMMEDIATE RELEASE

Aviragen Therapeutics Announces Review of Strategic Alternatives and Provides Corporate Update

ATLANTA, GA – April 4, 2017 – Aviragen Therapeutics, Inc. (NASDAQ:AVIR), a company focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options, today announced that based on a review of the status of its internal programs, resources and capabilities, it plans to explore a wide range of strategic alternatives that include a business combination or strategic merger, in-licensing clinical stage programs, an acquisition, or other transaction that would complement the Company’s current pipeline and could maximize both near and long-term value for our shareholders. The Company has retained Stifel, Nicolaus & Company, Incorporated to serve as its financial advisor in the process.

Aviragen Therapeutics does not have a defined timeline for the exploration of strategic alternatives and is not confirming that the process will result in any strategic alternative being announced or consummated. Aviragen Therapeutics does not intend to discuss or disclose further developments during this process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate.

Additional Corporate Updates:

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BTA074: The Phase 2 trial of BTA074, a topical antiviral treatment for condyloma caused by human papillomavirus (HPV), is continuing with the randomization of patients. It is anticipated that enrollment in the trial will be completed in 2H 2017 and top-line efficacy data will be available 1H 2018.

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Vapendavir: The Company is evaluating a potential clinical development path for the drug based on the consistent antiviral effect observed in the Phase 2b SPIRITUS trial and previous clinical studies and its favorable safety profile. Additionally, based on the Company’s further analysis of data from the SPIRITUS trial, the previously planned Phase 2 trial in hematopoietic stem cell transplant patients will not proceed forward.

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BTA585: The Company continues to progress activities that will support its response to the U.S Food and Drug Administration (FDA) regarding the clinical hold on its Investigational New Drug (IND) application.

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RSV Non-Fusion Inhibitor: Development of the non-nucleoside inhibitor program for the treatment of respiratory syncytial virus (RSV) infections continues to make good progress with the identification of several compounds that demonstrate low nanomolar antiviral activity in vitro.

●	General and Administrative Expense: The Company will reduce its headcount by approximately 25%.

Aviragen Therapeutics, Inc. 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343

About Aviragen Therapeutics, Inc.

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three Phase 2 clinical stage compounds: vapendavir, a capsid inhibitor for the prevention or treatment of rhinovirus (RV) upper respiratory infections; enzaplatovir (BTA585), a fusion protein inhibitor in development for the treatment of respiratory syncytial virus infections; and BTA074, an antiviral treatment for condyloma caused by human papillomavirus types 6 & 11. The Company also receives royalties from marketed influenza products, Relenza® and Inavir®. For additional information about the Company, please visit www.aviragentherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing to complete enrollment and availability of top-line efficacy data from the Phase 2 trial of BTA074, the potential to identify a clinical development path for vapendavir, the filing of a response to the FDA regarding the clinical hold on BTA585, and the timing or outcome of the evaluation of a wide range of strategic alternatives that include a business combination or strategic merger, in-licensing clinical stage programs, an acquisition, or other transaction that would complement our current pipeline and could maximize both near and long-term value for our shareholders. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of efficacy, safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Aviragen Therapeutics, Inc. 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Aviragen Therapeutics® is a registered trademark. Relenza® is a registered trademark of GlaxoSmithKline Pharmaceuticals, Ltd., and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Aviragen Therapeutics, Inc. 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343